UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 5)*


BARCLAYS S&P GSCI Total Return Index ETN
(Name of Issuer)

Exchange Traded Note
(Title of Class of Securities)

06738C794
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
1
Rule 13d-1(b)
0
Rule 13d-1(c)
0
Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).


13G

CUSIP No. 06738C794


1.
Names of Reporting Persons.
U. S. Bancorp

I.R.S Identification Nos. of above persons (entities only):
41-0255900




2.
Check the Appropriate Box if a Member of a Group (See Instructions)




(a)
0




(b)
0



3.
SEC Use Only




4.
Citizenship or Place of Organization
Delaware, USA

Number of
Shares
Beneficially
Owned by
Each Reporting
Person With



5.
Sole Voting Power:
719,200



6.
Shared Voting Power:
115,261



7.
Sole Dispositive Power:
663,729



8.
Shared Dispositive Power:
173,074



9.
Aggregate Amount Beneficially Owned by Each Reporting Person
836,803



10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Yes



11.
Percent of Class Represented by Amount in Row (9)
28.36



12.
Type of Reporting Person (See Instructions)
HC





13G

CUSIP No. 06738C794


1.
Names of Reporting Persons.
U. S. Bank National Association

I.R.S Identification Nos. of above persons (entities only):
31-0841368



2.
Check the Appropriate Box if a Member of a Group (See Instructions)




(a)
0




(b)
0



3.
SEC Use Only




4.
Citizenship or Place of Organization
Minnesota, USA

Number of
Shares
Beneficially
Owned by
Each Reporting
Person With



5.
Sole Voting Power:
719,200



6.
Shared Voting Power:
112,972



7.
Sole Dispositive Power:
663,729



8.
Shared Dispositive Power:
170,785



9.
Aggregate Amount Beneficially Owned by Each Reporting Person
834,514



10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Yes



11.
Percent of Class Represented by Amount in Row (9)
28.28



12.
Type of Reporting Person (See Instructions)
BK










CUSIP No.  06738C794



1.
Names of Reporting Persons.
U.S. Bank Trust National Association SD

I.R.S. Identification Nos. of above persons (entities only).
41-1899865



2.
Check the Appropriate Box if a Member of a Group (See Instructions)




(a)
0




(b)
0



3.
SEC Use Only




4.
Citizenship or Place of Organization
South Dakota, USA

Number of
Shares
Beneficially
Owned by
Each Reporting
Person With



5.
Sole Voting Power:
0



6.
Shared Voting Power:
2,289



7.
Sole Dispositive Power:
0



8.
Shared Dispositive Power:
2,289



9.
Aggregate Amount Beneficially Owned by Each Reporting Person
2,289



10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
No



11.
Percent of Class Represented by Amount in Row (9)
0.08



12.
Type of Reporting Person (See Instructions)
BK







Item 1.


(a)
Name of Issuer
Barclays Bank PLC



(b)
Address of Issuer's Principal Executive Offices
1 Churchill Place
E145HP
London, England  X0 E145HP


Item 2.


(a)
Name of Person Filing
U. S. Bancorp;

U.S. Bank National Association




(b)
Address of Principal Business Office or, if none, Residence
U.S. Bancorp
800 Nicollet Mall
Minneapolis, MN  55402

U.S. Bank National Association
800 Nicollet Mall
Minneapolis, MN  55402

U.S. Bank Trust  National Association SD
141 North Main Street
Sioux Falls, SD  57102



(c)
Citizenship
U.S. Bancorp, Minneapolis
U.S. Bank National Association
U.S. Bank Trust National Association SD



(d)
Title of Class of Securities
Exchange Traded Note



(e)
CUSIP Number
06738C794


Item 3.
U. S. Bancorp, Parent Holding Company
U.S. Bank National Association, Bank
U.S. Bank Trust National Association SD


Item 4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(a)
Amount beneficially owned:
836,803


(b)
Percent of class:
28.36


(c)
Number of shares as to which the person has:




(i)	Sole power to vote or to direct the vote:
719,200




(ii)	Shared power to vote or to direct vote:
115,261




(iii)	Sole power to dispose or to direct the disposition of:
663,729




(iv)	Shared power to dispose or to direct the disposition of:
173,074


Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following0.


Item 6.
Ownership of More than Five Percent on Behalf of Another Person.
Accounts or persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. To our knowledge no such interest of any account or person relates to more than 5% of the class.



Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
See Exhibit A


Item 8.
Identification and Classification of Members of the Group
Not applicable


Item 9.
Notice of Dissolution of Group
Not applicable


Item 10.
Certification



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

4/26/12____________________________
Date

_________________________________
Signature

Beverly Antonich, Vice President_____________________________
Name/Title